Exhibit 99.2
Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     This report contains or incorporates by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “believe,” “intend,” “may,” “will,” or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations and other financial projections, and may include statements of future performance, plans and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our business and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain and outside of our control. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in this report and other documents we file. You should read and interpret any forward-looking statement together with these documents, including the following:
•	the description of our business contained in our Form 10-K for the year ended December 31, 2008 under the caption “Business”;

•	the risk factors contained in our Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors”;

•	the discussion of our analysis of financial condition and results of operations contained in this report under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	the discussion of our risk management policies, procedures and methodologies contained in this report under the caption “Risk Management” included within Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	the notes to the Consolidated Financial Statements contained in this report; and

•	cautionary statements we make in our public documents, reports and announcements.
     Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.
Critical Accounting Policies
     The consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes. Actual results can and will differ from estimates. These differences could be material to the financial statements.
     We believe our application of accounting policies and the estimates required therein are reasonable. These accounting policies and estimates are constantly re-evaluated, and adjustments are made when facts and circumstances dictate a change. Historically, we have found our application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.
     Our management believes our critical accounting policies (policies that are both material to the financial condition and results of operations and require management’s most subjective or complex judgments) are our valuation of financial instruments, goodwill and our use of estimates related to compensation and benefits during the year. For further discussion of these and other significant accounting policies, see Note 1, “Organization and Summary of Significant Accounting Policies,” in our consolidated financial statements.
Valuation of Financial Instruments
Financial instruments owned and financial instruments sold, not yet purchased are recorded at fair value. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). Unrealized gains or losses are generally recognized in principal transactions in our Consolidated Statements of Earnings.
The following is a summary of the fair value of major categories of financial instruments owned and financial instruments sold, not yet purchased, as of December 31, 2008 and December 31, 2007 (in thousands of dollars):

	December 31, 2008		December 31, 2007
		Financial		Financial
		Instruments		Instruments
	Financial	Sold,	Financial	Sold,
	Instruments	Not Yet	Instruments	Not Yet
	Owned	Purchased	Owned	Purchased

Corporate equity securities	$945,747	$739,166	$2,266,679	$1,389,099
Corporate debt securities	1,851,216	1,578,395	2,162,893	1,407,387
U.S. Government, federal agency and other sovereign obligations	447,233	211,045	730,921	206,090
Mortgage- and asset-backed securities	1,035,996	—	26,895	—
Loans	34,407	—	—	—
Derivatives	298,144	220,738	338,779	327,076
Investments at fair value	75,059	—	104,199	—
Other	—	223	2,889	314

	$4,687,802	$2,749,567	$5,633,255	$3,329,966

Fair Value Hierarchy — We adopted FASB 157, Fair Value Measurements (“FASB 157”), as of the beginning of 2007. FASB 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and enhances disclosure requirements for fair value measurements. FASB 157 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the transparency of inputs as follows:
Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but traded less frequently, derivative instruments whose fair value have been derived using a model where inputs to the model are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Instruments that have little to no pricing observability as of the reported date. These financial instruments do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.
The availability of observable inputs can vary for different products. Fair value is a market-based measure; therefore, when market observable inputs are not available, our judgment is applied to reflect those judgments that a market participant would use in valuing the same asset or liability. We use prices and inputs that are current as of the measurement date even in periods of market disruption or illiquidity. Greater judgment in valuation is required when inputs are less observable or unobservable in the marketplace and judgment must be applied in determining the appropriateness of available prices, particularly in assessing whether available data reflects current prices and/or reflects the results of recent market transactions. The valuation of financial instruments classified in Level 3 of the fair value hierarchy involves the greatest amount of management judgment.
In October 2008, the FASB issued FASB Staff Position No. FAS 157-3 (“FSP FAS 157-3”), “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active,” which addresses the use of judgment in determining whether a transaction in a dislocated market represents fair value, the inclusion of market participant risk adjustments when an entity significantly adjusts observable market data based on unobservable inputs, and the degree of reliance to be placed on broker quotes or pricing services. When a market for an asset is inactive, FSP FAS 157-3 provides for management to make adjustments to observable data in determining fair value. Our fair value measurement practices are consistent with the guidance in FSP FAS 157-3.
Valuation Process for Financial Instruments — Financial instruments are valued at quoted market prices, if available. For financial instruments that do not have readily determinable fair values through quoted market prices, the determination of fair value is based upon consideration of available information, including current financial information, restrictions on dispositions, fair values of underlying financial instruments and quotations for similar instruments. Certain financial instruments have bid and ask prices that can be observed in the marketplace. For financial instruments whose inputs are based on bid-ask prices, mid-market pricing is applied and adjusted to the point within the bid-ask range that meets our best estimate of fair value. For offsetting positions in the same financial instrument, the same price within the bid-ask spread is used to measure both the long and short positions.
The valuation process for financial instruments may include the use of valuation models and other techniques. Adjustments to valuations derived from valuation models may be made when, in management’s judgment, either the size of the position in the financial instrument in a nonactive market or other features of the financial instrument such as its complexity, or the market in which the financial instrument is traded require that an adjustment be made to the value derived from the models. An adjustment may be made if a financial instrument is subject to sales restrictions that would result in a price less than the quoted market price. Adjustments from the price derived from a valuation model reflect management’s judgment that other participants in the market for the financial instrument being measured at fair value would also consider in valuing that same financial instrument and are adjusted for assumptions about risk uncertainties and market conditions. Results from valuation models and valuation techniques in one period may not be indicative of future period fair value measurements.
Cash products — Where quoted prices are available in an active market, cash products are classified in Level 1 of the fair value hierarchy and valued based on the quoted exchange price, which is generally obtained from pricing services. Level 1 cash products are highly liquid instruments and include listed equity and money market securities and G-7 government and agency securities. Cash products classified within Level 2 of the fair value hierarchy are based primarily on broker quotations, pricing service data from external providers and prices observed for recently executed market transactions. If quoted market prices are not available for the specific security, then fair values are estimated by using pricing models, quoted prices of cash products with similar characteristics or discounted cash flow models. Examples of cash products classified within Level 2 of the fair value hierarchy are corporate, convertible and municipal bonds and agency and non-agency mortgage-backed securities. If there is limited transaction activity or less transparency to observe market-based inputs to valuation models, cash products presented at fair value are classified in Level 3 of the fair value hierarchy. Fair values of cash products classified in Level 3 are generally based on an assessment of each underlying investment, cash flow models, market data of any recent comparable company transactions and trading multiples of companies considered comparable to the instrument being valued and incorporate assumptions regarding market outlook, among other factors. Cash products in this category include illiquid equity securities, equity interests in private companies, auction rate securities, commercial loans, private equity and hedge fund investments, distressed debt instruments and certain mortgage-backed securities as little external price information is currently available for these products. For distressed debt instruments and commercial loans, loss assumptions must be made based on default scenarios and market liquidity and prepayment assumptions must be made for mortgage-backed securities.
Derivative products — Exchange-traded derivatives are valued using quoted market prices, which are generally obtained from pricing services, and are classified within Level 1 of the fair value hierarchy. Over-the-counter (“OTC”) derivative products are generally valued using models, whose inputs reflect assumptions that we believe market participants would use in valuing the derivative in a current period transaction. Inputs to valuation models are appropriately calibrated to market data, including, but not limited to, yield curves, interest rates, volatilities, equity, debt and commodity prices and credit curves. Fair value can be modeled using a series of techniques, including the Black-Scholes option pricing model and other comparable simulation models. For certain OTC derivative contracts, inputs to valuation models do not involve a high degree of subjectivity as the valuation model inputs are readily observable or can be derived from actively quoted markets. OTC derivative contracts classified in Level 2 include credit default swaps, interest rate swaps, foreign currency forwards, commodity swaps and option contracts, equity option contracts and to-be-announced securities. Derivative products that are valued based on models with significant unobservable market inputs are classified within Level 3 of the fair value hierarchy. Level 3 derivative products include equity warrant and option contracts where the volatility of the underlying equity securities is not observable due to the terms of the contracts and the correlation sensitivity to market indices is not transparent for the term of the derivatives.
At December 31, 2008, the measurements of our cash products and derivative products at fair value were based on the following:

		Financial
	Financial	Instruments Sold,
Valuation Basis	Instruments Owned	Not Yet Purchased

Exchange closing prices	14%	21%
Recently observed transaction prices	1%	7%
Data providers/pricing services	70%	68%
Broker quotes	2%	1%
Valuation techniques	13%	3%

	100%	100%

Pricing information obtained from external data providers may incorporate a range of market quotes from dealers, recent market transactions and benchmarking model derived prices to quoted market prices and trade data for comparable securities. External pricing data is subject to evaluation for reasonableness using a variety of means including comparisons of prices to those of similar product types, quality and maturities, consideration of the narrowness or wideness of the range of prices obtained, knowledge of recent market transactions and an assessment of the similarity in prices to comparable dealer offerings in a recent time period.

Certain cash products and derivative products trade infrequently and therefore have little price transparency. As a result, we may use alternative valuation techniques or valuation models as methods for determining fair value. When using alternative valuation techniques or valuation models, the following techniques are applied to different financial instruments classes:

Financial Instrument Classes	Valuation Techniques

Equity securities and convertible bonds	Valuations based on pending transactions involving the issuer or comparable companies, subsequent financings or recapitalizations, changes in financial ratios and cash flows of the underlying issuer and prices of comparable securities

High-yield corporate bonds	Valuations based on pending transactions involving the issuer or comparable companies, subsequent financings or recapitalizations, changes in financial ratios and cash flows of the underlying issuer and prices of comparable securities

Non-agency mortgage-backed and other asset-backed securities	Benchmarked to yields from market prices for comparable securities and calibrated based on expected cash flow characteristics of the underlying assets

Auction rate securities	Internal methodology based on projected cash flows discounted for lack of liquidity for the securities

Corporate bank and other commercial loans and other receivables	References to prices for other debt instruments of the same issuer; estimates of expected future cash flows incorporating assumptions regarding creditor default and/or recovery

Investments in hedge funds, funds of funds and certain private equity funds	Net asset values, as adjusted for any redemption restrictions

Investments in certain private equity funds	Discounted cash flow techniques

OTC equity and commodity options and equity warrants	Black-Scholes and comparable simulation models

Interest rate, credit default, commodity and total return swaps and foreign exchange forward contracts	Modeling, primarily involving discounted cash flows, which incorporate observable inputs related to interest rate curves, commodity indices, equity prices and volatilities, foreign currency spot curves and credit spreads of the underlying credit

Level 3 Assets and Liabilities — Level 3 assets were $469.4 million and $352.6 million as of December 31, 2008 and December 31, 2007, respectively, and represented approximately 10% and 6%, respectively, of total assets measured at fair value. Level 3 liabilities were $11.7 million and $21.6 million as of December 31, 2008 and December 31, 2007, respectively, and represented approximately 0.4% and 0.6%, respectively, of total liabilities measured at fair value. At December 31, 2008 and 2007, Level 3 financial instruments were comprised of the following asset and liability classes:

			Financial Instruments Sold,
	Financial Instruments Owned		Not Yet Purchased
(in thousands)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Corporate bonds	$165,248	$118,541	$3,515	$—
Loans and other receivables	107,929	42,329	—	8,703
Investments in hedge funds, fund of funds, and private equity funds	75,059	104,199	—	—
Mortgage and asset-backed securities	65,154	—	—	—
Equity securities and warrants	43,227	53,724	—	—
Auction rate securities	10,579	1,000	—	—
Collateralized loan obligations	2,179	32,803	—	—
Derivative instruments	—	—	8,197	12,929

Total Level 3 financial instruments	469,375	352,596	11,712	21,632

Level 3 financial instruments for which the firm bears no economic exposure	(146,244)	(106,106)	(3,920)	(5,349)

Level 3 financial instruments for which the firm bears economic exposure	$323,131	$246,490	$7,792	$16,283

During the year ended December 31, 2008, we had transfers of assets of $222.4 million from Level 2 to Level 3. These reclassifications were primarily related to high yield corporate bonds as market quotes became less observable throughout the year due to less frequent or nominal market activity for the asset class and the opaqueness of observable credit spreads. During the year ended December 31, 2008, we had transfers of assets of $143.5 million from Level 3 to Level 2. These reclassifications were primarily related to high yield corporate bonds where trading activity observed and recently executed transactions provided transparency for purposes of determining fair values. During the year ended December 31, 2008, we had net transfers of liabilities of $22.5 million from Level 2 to Level 3. Net losses on Level 3 assets of $123.3 million for the year ended December 31, 2008 are attributed primarily to equity warrants due to declining underlying equity prices and increased market volatility, collateralized loan obligations due to widening corporate credit spreads during the quarter, certain trade claims due to increasing default probabilities and declines in valuations for investments in private equity and hedge funds. Net gains on Level 3 liabilities of $20.2 million for the year ended December 31, 2008 are attributed to gains on short equity options due to decreases in underlying equity prices.
See Note 4, “Financial Instruments,” to the consolidated financial statements for information regarding the classification of our assets and liabilities measured at fair value.
Controls Over the Valuation Process for Financial Instruments — Our Risk Management Department, independent of the trading function, plays an important role in determining that our financial instruments are appropriately valued and that fair value measurements are reliable. This is particularly important where prices or valuations that require inputs are less observable. In the event that observable inputs are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and that the assumptions are reasonable. These control processes include reviews of the pricing model’s theoretical soundness and appropriateness by risk management personnel with relevant expertise who are independent from the trading desks.

Where a pricing model is used to determine fair value, recently executed comparable transactions and other observable market data are considered for purposes of validating assumptions underlying the model. An independent price verification process, separate from the trading process, is in place to ensure that observable market prices and market-based inputs are applied in valuation where possible.
Goodwill
     As a result of acquisitions, we have acquired goodwill; of which the balance of $358.8 million at December 31, 2008 is wholly attributed to our Capital Markets segment, which is our reporting unit under Statement of Financial Accounting Standards No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets. At least annually, we are required to assess goodwill for impairment by comparing the estimated fair value of the operating segment with its net book value. Periodically estimating the fair value of the Capital Markets segment requires significant judgment. We estimate the fair value of the operating segment based on valuation methodologies we believe market participants would use, including consideration of control premiums for recent acquisitions observed in the marketplace. We completed our annual impairment test as of September 30, 2008 and no impairment was identified.
     During 2008, the financial services sector and the equity markets in general were affected by declines in stock prices and by lack of liquidity. Our market capitalization declined below recorded book value at various points during the year, particularly in the second half of 2008; though we believe that market capitalization as a fair value indicator should be considered in the context of a reasonable time frame and general market conditions. We have updated our goodwill impairment assessment subsequent to our annual testing date and no impairment was identified as of December 31, 2008. The judgments applied in estimating the fair value of our operating segment have an impact on the evaluation of any impairment and continued weakness in the financial markets and broad economy could unfavorably affect our assessments in the future.
Compensation and Benefits
     The use of estimates is important in determining compensation and benefits expenses for interim periods. A portion of our compensation and benefits represents discretionary bonuses, which are finalized at year end. In addition to the level of net revenues, our overall compensation expense in any given year is influenced by prevailing labor markets, revenue mix and, through 2008, our use of share-based compensation programs. We believe the most appropriate way to allocate estimated annual discretionary bonuses among interim periods is in proportion to projected net revenues earned. Consequently, during the year we accrue compensation and benefits based on annual targeted compensation ratios, taking into account the guidance contained in FASB 123R regarding the timing of expense recognition for non-retirement-eligible and retirement-eligible employees. Our fourth quarter of 2008 reflects changes in our interim estimates of total compensation and benefits we determine to be paid for the full year based on finalized levels of compensation.
Business Environment
     During the first half of 2008, economic growth slowed and the U.S. entered a recession. The lessening of liquidity that began in 2007 accelerated during 2008 and the U.S. markets experienced unprecedented challenges as credit further contracted, the downturn in economic growth broadened, and a number of major financial institutions faced serious problems. Concerns regarding future economic growth and corporate earnings, as well as illiquidity in the credit markets created challenging conditions for the equity markets which experienced significant broad-based declines, with equity indices significantly lower at the end of 2008 as compared to the end of 2007. Fixed income and equity markets experienced high levels of volatility, broad-based declines in asset prices and further reduced levels of liquidity, particularly in the fourth quarter of 2008. The impact of these events created extreme uncertainty around company and asset values, creating a challenging environment for investment banking advisory businesses and sharply narrowing opportunities to distribute securities in the equity and debt capital markets. The U.S. dollar initially weakened against major currencies during the first part of 2008, but recovered in the latter half of the year as the economic slowdown accelerated in non-U.S. economies in the second half of 2008, with significant depreciation in the British pound and Euro against the U.S. dollar by year-end.

     The financial landscape has also been altered dramatically over the course of the year with the bankruptcy of Lehman Brothers Holdings Inc., acquisitions and consolidations of major financial institutions, the Federal Government assuming a conservatorship role of both the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association and the conversion of Goldman Sachs Group, Inc. and Morgan Stanley into bank holding companies. In early October 2008, the Emergency Economic Stabilization Act of 2008 was enacted, which, among other matters, enables the U.S. Treasury to purchase mortgage-related and other trouble assets from U.S. financial institutions. The U.S. Treasury has taken additional measures to provide liquidity to the capital markets and the U.S. Federal Reserve reduced its federal funds target rate to a range of 0 to 0.25%, its lowest level since 2003. The yield on the 10-year U.S. Treasury note declined to 2.25% at the end of 2008 from 3.91% at the beginning of the year.
     Markets outside of the U.S. experienced similar conditions with foreign governments taking similar actions within their borders to provide liquidity to financial institutions, including reductions in benchmark interests by the central banks, and also, in some cases, assuming conservatorship roles over certain financial institutions. Growth declined across virtually all global economies and the equity indices across Europe, Asia and emerging markets ended 2008 notably lower for the year.
     The results of our operations for 2008 reflect these challenging market factors, which contributed to declining inventory valuations and reduced levels of capital markets activity. Competitor consolidation and the destabilization of the financial markets during these periods have conversely had a positive impact on business prospects as we have seen new customer activity across many of our businesses. However, a continuation of the volatile markets and unfavorable economic conditions of 2008 could have a material impact on our business and results of operations for the near term of 2009 and possibly subsequent years.
Consolidated Results of Operations
     The following table provides an overview of our consolidated results of operations:

	Year Ended December 31,
(Dollars in Thousands)	2008	2007	2006

Net revenues, less mandatorily redeemable preferred interest	$1,090,852	$1,563,833	$1,457,602
Non-interest expenses	$1,971,113	$1,322,356	$1,108,948
(Loss) income before taxes and cumulative effect of change in accounting principle, net	$(880,261)	$241,477	$348,654
Income tax (benefit) expense	$(290,249)	$93,178	$137,541
Net (loss) earnings before cumulative effect of change in accounting principle, net	$(590,012)	$148,299	$211,113
Cumulative effect of change in accounting principle, net	$—	$—	$1,606
Net (loss) earnings	$(590,012)	$148,299	$212,719
Net (loss) earnings to noncontrolling interests	$(53,884)	$3,634	$6,969
Net (loss) earnings to common shareholders	$(536,128)	$144,665	$205,750

(Loss) earnings per diluted share	$(3.27)	$0.92	$1.36

Effective tax rate	33.0%	38.6%	39.4%
     Our consolidated results of operations for the years ended December 31, 2008, 2007 and 2006 include the effect of the adoption of FASB 160, Noncontrolling Interests in Consolidated Financial Statements (“FASB 160”) and FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). The results of operations and earnings per share information for 2008, 2007 and 2006 have been retrospectively adjusted to conform with these new accounting pronouncements.

For further discussion, see Note 11, “Noncontrolling Interest and Mandatorily Redeemable Preferred Interests of Consolidated Subsidiaries,” and Note 12, “Earnings Per Share,” in our consolidated financial statements.
     Our consolidated results of operations for the year ended December 31, 2008 include the effect of certain adjustments to the financial results for our fourth quarter and year ended December 31, 2008 announced in our Current Report on Form 8-K, dated January 20, 2009.
     Net revenues, less mandatorily redeemable preferred interest, for 2008 (total revenues, net of interest expense) declined 30% from 2007 to $1,090,852 million as challenging market conditions negatively affected our operations this year. Non-interest expenses of $1,971.1 million for 2008 increased 49% from 2007 primarily due to increased compensation and benefit costs, including certain significant unusual items, increased technology and communication costs and losses incurred due to the bankruptcies of Lehman Brothers and Landsbankinn and other bad debt expenses.
     Net revenues, less mandatorily redeemable preferred interest, for 2007 increased 7% to $1,563.8 million as compared to $1,457.6 million for 2006 as increasing revenues in investment banking and equity products were partially offset by declines in revenues in other product areas. Non-interest expenses of $1,322.4 million for 2007 reflected an increase of 19% over the comparable 2006 period primarily attributable to increases in compensation, technology and occupancy costs as part of growth initiatives.
     The effective tax rate was 33.0% for 2008, a decline in comparison to an effective tax rate of 38.6% for 2007. The decrease in our effective tax rate for the year ended December 31, 2008 was as a result of the net loss for the year. The effective tax rate for 2006 was 39.4%.
     In April 2008, we sold 26,585,310 shares of our common stock to Leucadia National Corporation (see Note 1, “Organization and Summary of Significant Accounting Policies,” to the consolidated financial statements for additional discussion).
     At December 31, 2008, we had 2,270 employees globally compared to 2,568 at December 31, 2007 and 2,275 employees at December 31, 2006.
     On March 27, 2009, we acquired 100% of the membership interests of Depfa First Albany Securities, LLC (“Depfa”), a New York City-based municipal securities firm and broker-dealer that provides integrated investment banking, advisory and sales and trading services. As of March 31, 2009, Depfa has been merged into Jefferies & Company. The Depfa acquisition is being accounted for under the acquisition method of accounting in accordance with FASB 141R, Business Combinations. The effect of the acquisition increased total assets by $52.5 million, including goodwill of $568,000, and increased total liabilities by $14.3 million.
     Our business, by its nature, does not produce predictable earnings. Our results in any given period can be materially affected by conditions in global financial markets and economic conditions generally. For a further discussion of the factors that may affect our future operating results, see “Risk Factors” in Part I, Item IA of this Annual Report on Form 10-K.
Revenues by Source
     The Capital Markets reportable segment includes our traditional securities trading activities, including the results of Jefferies High Yield Trading, LLC as of the second quarter of 2007, and our investment banking activities. The Capital Markets reportable segment is managed as a single operating segment that provides the sales, trading and origination effort for various equity, fixed income and advisory products and services. The Capital Markets segment comprises many divisions, with interactions among each. In addition, we choose to voluntarily disclose the Asset Management segment, even though it is currently an “immaterial non-reportable” segment as defined by FASB 131, Disclosures about Segments of an Enterprise and Related Information.

For presentation purposes, the remainder of “Results of Operations” is presented on a detailed product and expense basis rather than on a business segment basis because the Asset Management segment is immaterial as compared to the consolidated Results of Operations.
The composition of our net revenues has varied over time as financial markets and the scope of our operations have changed. The composition of net revenues can also vary over the shorter term due to fluctuations in economic and market conditions. The following provides a summary of revenues by source for the past three years:

	Year Ended December 31,
	2008		2007		2006
		% of Net		% of Net		% of Net
	Amount	Revenues	Amount	Revenues	Amount	Revenues
	(Dollars in Thousands)

Equity	$495,362	45%	$597,164	38%	$538,891	37%
Fixed income and commodities:
Fixed income (excluding high yield) and commodities (1)	238,240	22	139,274	9	165,170	11
JHYT (2)	(173,398)	(16)	33,848	2	80,119	5

Total	64,842	6	173,122	11	245,289	17
Investment banking	425,887	39	750,192	48	540,596	37
Asset management fees and investment income from managed funds (3):

Asset management fees	19,612	2	28,533	2	55,462	4
Investment (loss) income from managed funds	(72,541)	(7)	(4,999)	(1)	54,088	4

Total	(52,929)	(5)	23,534	1	109,550	8
Interest	749,577	69	1,174,883	75	528,882	36

Total revenues	1,682,739	154	2,718,895	173	1,963,208	135
Interest expense	(660,964)	(61)	(1,150,805)	(74)	(505,606)	(35)

Net revenues	1,021,775	94	1,568,090	100	1,457,602	100
Interest on mandatorily redeemable preferred interests of consolidated subsidiaries	(69,077)	(6)	4,257	—	—	—

Net revenues, less Mandatorily Redeemable Preferred Interests	$1,090,852	100%	$1,563,833	100%	$1,457,602	100%

(1)	Fixed income and commodities revenue is primarily comprised of investment grade fixed income, mortgage-backed securities, convertible and commodities product revenue.

(2)	High yield revenue is comprised of revenue generated by our reorganized high yield secondary market trading activities during 2008 and the second, third, and fourth quarter of 2007 and revenue generated by our pari passu share of high yield revenue during the first quarter of 2007 and the full year of 2006.

(3)	First quarter 2007 and 2006 amounts include asset management revenue from high yield funds. Effective April 2, 2007, with the commencement of our reorganized high yield secondary market trading activities, we do not record asset management revenue associated with these activities.
Net Revenues
     2008 v. 2007 — Net revenues, before interest on mandatorily redeemable preferred interests, for the year ended December 31, 2008 were $1,021.8 million, a decrease of 35%, as compared to net revenues of $1,568.1 million for 2007. The decrease was primarily due to decreases in equity revenues of $101.8 million, investment banking revenues of $324.3 million, high yield revenues of $207.2 million and asset management revenues of $76.5 million as we experienced significantly unfavorable market conditions as compared with the same period last year; partially offset by an increase in fixed income (excluding high yield) and commodities revenues of $99.0 million due to continued expansion of our fixed income business throughout 2008. Net revenues, before interest on mandatorily redeemable preferred interests, were also impacted by an increase in net interest revenues (interest revenues net of interest expense), which totaled $88.6 million for 2008 as compared to $24.1 million for 2007.
     2007 v. 2006 — Net revenues, before interest on mandatorily redeemable preferred interests, for 2007 increased $110.5 million, or 8%, to $1,568.1 million, compared to $1,457.6 million for 2006. The increase was primarily due to a $209.6 million, or 39%, increase in investment banking revenues and a $58.3 million, or 11%, increase in equities revenues; partially offset by a $25.9 million, or 16%, decrease in fixed income (excluding high yield) and commodities revenues, a $46.3 million, or 58%, decrease in high yield revenues and a $86.0 million, or 79%, decrease in asset management fees and investment income (loss) from managed funds.
     Interest on mandatorily redeemable preferred interests represents the allocation of losses from our consolidated high yield business to the third party minority interest holders invested in that business through mandatorily redeemable preferred securities. The interest loss allocation of $69.1 million for 2008 as compared to the interest earnings allocation of $4.3 million for 2007 is due to the losses experienced by the high yield business in 2008 as compared to 2007. (Refer to further discussion of high yield within “Fixed Income and Commodities Revenue” below.) Mandatorily redeemable preferred interests of consolidated subsidiaries were not outstanding prior to 2007.
Equities Revenues
     Equities revenue is comprised of equity commissions and principal transactions revenue, correspondent clearing and prime brokerage, and execution product revenues.
     2008 v. 2007 — Total equities revenue was $495.4 million and $597.2 million, respectively, in 2008 and 2007, representing an 17% decrease from 2007, primarily driven by principal transaction losses due to trading volatility and net write downs in equity trading, partially offset by an increase in our core equity customer sales and trading and equity finance businesses. Equities revenues generated in our customer businesses are reflective of higher trading volumes, including better contributions from derivative equity products. Increased volatility in the global equity markets and higher frequency trading resulted in increased principal transaction revenues for certain trading strategies, which was offset by principal transaction losses on certain equity investments and block trading activities due to the sharp overall declines in the equity markets, including losses on our equity method investment in Jefferies Finance, LLC.
     2007 v. 2006 — Equities revenue was $597.2 million, up 11% from 2006 primarily attributable to strong contributions from U.S. and international agency cash equity and derivative products partially offset by principal trading losses from certain derivative and cash proprietary equity trading activities for the later half of 2007. These principal trading losses were caused by illiquidity and volatility in the U.S. equity marketplace.
Fixed Income and Commodities Revenue
     Fixed income and commodities revenue is primarily comprised of commissions and principal transactions revenue from high yield and distressed securities, investment grade fixed income, convertible debt, mortgage-backed securities, energy markets debt and commodities trading activities.
     2008 v. 2007 — Fixed income (excluding high yield) and commodities revenue was $238.2 million, up 71% from revenue of $139.3 million for 2007. The increased revenues for 2008 reflected the continued growth of our fixed income businesses due to increased customer flow in our corporate bond, emerging markets, treasury and agencies, and mortgage-backed securities trading businesses, in part due to declining competition and our focused efforts to grow our business in certain fixed income asset classes that have strong client demand. Fixed income customer trading revenues were partially offset by net principal transaction losses in our convertibles and commodities trading activities given the difficult market conditions, the high market volatility in those sectors for the year and writedowns on our shares in certain commodity exchanges.

     High yield recognized a loss of $173.4 million for the year ended December 31, 2008, as compared to high yield revenue of $33.8 million for 2007, which is attributed primarily to unrealized principal transaction losses due to deteriorating market conditions, partially offset by increased commission revenue as sales production increased given the market dislocation affecting competitors. Of the losses recognized in Jefferies High Yield Trading, LLC (our high yield and distressed securities trading and investment business), approximately 65% of such losses are allocated to the minority investors and are presented within interest on mandatorily redeemable preferred interests and net earnings (loss) on noncontrolling interests in our Consolidated Statements of Earnings.
     2007 v. 2006 — Fixed income and commodities revenue totaled $173.1 million and $245.3 million respectively, for 2007 and 2006. The decrease was driven by (1) extremely challenging and illiquid U.S. high yield credit markets for the latter half of 2007 characterized by wider spreads and reduced levels of liquidity, and (2) strong prior period performance in high yield secondary market trading; offset by (1) consistent contributions throughout 2007 from our investment grade fixed income products despite a severe decline in fixed income liquidity and (2) a strong fourth quarter 2007 performance from Jefferies Financial Products due to volatility in energy related commodities markets.
Investment Banking Revenues
     Our investment banking division provides a full range of financial advisory services to our clients across all industry sectors, as well as debt, equity and equity-linked capital raising services, and encompasses both U.S. and international capabilities. Capital markets revenues include underwriting revenues related to debt, equity and convertible financing services. Advisory revenues are generated from our business advisory services with respect to merger, acquisition and restructuring transactions and fund placement activities. The following table sets forth our investment banking revenues:

	Year Ended			% Change	% Change
(in thousands)	December 31, 2008	December 31, 2007	December 31, 2006	2008/2007	2007/2006

Capital markets	$117,662	$388,675	$231,261	-70%	+68%
Advisory	308,225	361,517	309,335	-15%	+17%

Total	$425,887	$750,192	$540,596	-43%	+39%

     2008 v. 2007 — Capital markets revenues totaled $117.7 million for the year ended December 31, 2008, compared to $388.7 million for 2007, a decrease of 70% reflecting the overall deterioration in market activity for both equity and debt underwritings as credit spreads reached historically wide levels in the fourth quarter of 2008. Revenues from our advisory business of $308.2 million for 2008 declined only 15% compared to the prior year revenues of $361.5 million, reflecting the continuing strength of our franchise given the general industry-wide decrease in advisory activity for 2008 versus the relatively robust market for the investment banking advisory sector as a whole in 2007.
     2007 v. 2006 — Capital markets revenues were $388.7 million for 2007, an increase of 68% from 2006. The increase in capital markets revenues was a result of increased U.S. and international debt underwritings and increased activity from our leverage finance group. Revenues from advisory activities for 2007 were $361.5 million, an increase of 17% from 2006. The increase in advisory revenues was led by services rendered on assignments in the technology, industrial, energy, maritime and shipping, healthcare and aerospace and defense sectors.
Asset Management Fees and Investment (Loss) Income from Managed Funds
     Asset management revenue includes revenues from management, administrative and performance fees from funds managed by us, revenues from asset management and performance fees from third-party managed funds and investment (loss) income from our investments in these funds. The following summarizes revenues from asset management fees and investment (loss) income for the years ended December 31, 2008, 2007 and 2006 (in thousands of dollars):

	2008	2007	2006
Asset management fees:
Fixed Income (1)	$8,548	$12,129	$24,604
Equities	1,430	4,140	16,366
Convertibles	9,619	12,264	12,256
Real Assets	15	—	2,236

	19,612	28,533	55,462

Investment (loss) income from managed funds(1)	(72,541)	(4,999)	54,088

Total (2)	$(52,929)	$23,534	$109,550

(1)	Of the total investment (loss) income from managed funds, $1.7 million, $1.3 million and $7.1 million is attributed to noncontrolling interest holders for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively.

(2)	With the reorganization of our high yield secondary market trading activities, we no longer record asset management fees and investment income from managed funds related to these activities as of April 2, 2007. Asset management fees and investment income from managed funds related to our high yield funds of $3.9 million for the first quarter of 2007 and $37.5 million for the year ended December 31, 2006 are included within these results.
     2008 v. 2007 — Asset management fees declined to $19.6 million for the year ended December 31, 2008 as compared asset management fees of $28.5 million for 2007, primarily as a result of the liquidation and closure of certain funds managed by us, as well as limited fee revenue generation from other managed funds due to declines in assets under management, partially offset by increased asset management fee income from our managed collateralized loan obligations (“CLOs”). In addition, asset management fees in 2008 reflect a decrease from 2007 as performance from our high yield funds is no longer included within asset management as of April 2, 2007. Investment loss from managed funds totaled $72.5 million for 2008 as compared to an investment loss of $5.0 million for 2007 primarily due to declines in asset valuations experienced by several of our managed funds, particularly within the retail and credit sectors, partially offset by investment revenues generated from portfolio strategies in our managed technology and financial services funds.
     2007 v. 2006 — Asset management revenues were $23.5 million, down $86.1 million over 2006. The decrease in asset management revenue was a result of a strong prior period performance from our High Yield Funds, which are no longer included in asset management as of April 2, 2007 and weaker operating performance from our equity funds and managed CLOs offset by strong operating performance and increased assets under management in our international global convertible funds.
Assets under Management
Period end assets under management by predominant asset strategy were as follows (in millions of dollars):

	December 31, 2008	December 31, 2007
Assets under management (1):
Fixed Income	$1,136	$1,802
Equities	85	122
Convertibles	1,670	2,872

	2,891	4,796

Assets under management by third parties (2):
Equities, Convertibles and Fixed Income	—	179
Private Equity	600	600

	600	779

Total	$3,491	$5,575

(1)	Assets under management include assets actively managed by us and third parties including hedge funds, collateralized loan obligations (“CLOs”), managed accounts and other private investment funds. Assets under management do not include the assets of funds that are consolidated due to the level or nature of our investment in such funds.

(2)	Third party managed funds in which we have a 50% or less interest in the entities that manage these assets or otherwise receive a portion of the management fees.
Change in Assets under Management

	Year Ended	Year Ended	%
(in millions)	December 31, 2008	December 31, 2007	Change

Balance, beginning of period	$5,575	$5,176	8%

Net cash flow (out) in	(983)	179
Net market (depreciation) appreciation	(1,101)	220

	(2,084)	399

Balance, end of period	$3,491	$5,575	-37%

     The net cash outflow during 2008 is primarily attributable to customer redemptions from our global convertible bond funds. Net market depreciation for the year ending December 31, 2008 is primarily attributable to declines in valuation of our managed CLOs and convertible bond funds. Net cash inflow during 2007 is primarily attributable to the launch of the Clear Lake and St. James managed CLOs during the year, which is partially offset by redemptions from our managed global convertible bonds funds and other equity funds. Net market appreciation for the year ending December 31, 2007 is primarily attributed to increased valuations in our global convertible bond funds, partially offset by asset value declines experienced by our managed CLOs and other fixed income funds due to the deteriorating credit market conditions experienced in 2007.
     The following table presents our invested capital in managed funds at December 31, 2008 and December 31, 2007 (in thousands):

	December 31, 2008	December 31, 2007
Unconsolidated funds (1)	$66,104	$272,643
Consolidated funds (2)	70,465	169,773

Total	$136,569	$442,416

(1)	Our invested capital in unconsolidated funds is reported within Investments in managed funds on the Consolidated Statement of Financial Condition.

(2)	Assets under management include assets actively managed by us and third parties including hedge funds, CLOs, managed accounts and other private investment funds. Due to the level or nature of our investment in such funds, certain funds are consolidated and the assets and liabilities of these funds are reflected in our consolidated financial statements primarily within financial instruments owned or financial instruments sold, not yet purchased. We do not recognize asset management fees for funds that we have consolidated.
Net Interest
     2008 v. 2007 — Interest revenue decreased by 36% to $749.6 million for 2008 as compared to 2007 primarily due to the overall decline in market interest rates across all products and decreased securities lending activity, partially offset by growth in interest-bearing trading assets, including mortgage-backed securities inventory and deposit margins. Interest expense decreased by 43% to $661.0 million for 2008 as compared to interest expense of

$1,150.8 million for 2007 primarily due to the overall decline in market interest rates, offset by an increase in interest expense due to the issuance of $600 million of senior unsecured debentures in June 2007. Overall net interest revenues (interest income less interest expense) decreased by $64.5 million to $88.6 million for the year ended December 31, 2008.
     2007 v. 2006 — Interest revenue increased by $646.0 million primarily as a result of increased stock borrowing, securities purchased under agreements to resell and increases in interest rates. Interest expense for 2007 increased by $645.2 million as compared to 2006 primarily as a result of increased stock lending and securities sold under agreements to repurchase activities, increases in interest rates and the issuance of $600 million senior unsecured debentures in June 2007.
Compensation and Benefits
     Compensation and benefits totaled $1,522.2 million, $946.3 million and $791.3 million in 2008, 2007 and 2006, respectively. Compensation and benefits expense consists primarily of salaries, benefits, cash bonuses, commissions and the amortization of share-based compensation to employees. Employees totaled approximately 2,270, 2,568 and 2,275 at December 31, 2008, 2007 and 2006, respectively. Due to reduction in force actions announced in December 2008, additional employees will transition out during the first quarter of 2009.
     2008 v. 2007 — Compensation and benefits expense of $1,522.2 million for the year ended December 31, 2008 includes the cost of expensing in 2008 share-based compensation awarded to employees in previous years of approximately $302.6 million, expenses associated with share-based compensation awards granted to employees in December 2008 of approximately $74.0 million, expenses associated with the modification of outstanding employee loans of approximately $33.0 million, and severance costs incurred during 2008 of $71.0 million. Excluding these items, compensation and benefits expense totaled $1,041.6 million for 2008. Compensation and benefits expense of $946.3 million for the year ended December 31, 2007 includes amortization expense associated with share-based compensation awards of $144.4 million, which relates to share-based compensation awards granted in 2007 and in previous years.
     In December 2008, we approved an overall compensation strategy that modified the terms of all outstanding restricted stock and restricted stock unit (“RSUs”) awards of active employees and of future restricted stock and RSUs granted as part of year-end compensation. We modified outstanding awards such that employees who terminate their employment or are terminated without cause may continue to vest, so long as the awards are not forfeited as a result of other forfeiture provisions of those awards. As a result of the removal of the service requirements, we accelerated the expensing of any remaining unamortized share-based compensation costs in December 2008 with respect to previously granted awards on the modification date, with a total compensation cost of $302.6 million. Prior to this modification, restricted stock and RSUs awarded to employees were generally subject to continued service and employment requirements with the grant date fair value of these awards amortized as compensation expense over the required service period, which was typically five years. As part of our annual compensation process, we granted approximately 5.9 million shares of restricted stock and RSUs to employees in December 2008. As these year end awards contain termination provisions comparable to the terms of the overall approved compensation strategy, we recognized the full grant date fair value expense associated with these restricted stock and RSUs awards of $74.0 million immediately upon grant date in the current year. We believe these changes to share-based compensation more economically manage our overall employee compensation commensurate with the related production of revenues by our businesses.
     Excluding the impact of modifications to our share-based compensation awards and severance costs, the higher ratio of compensation expense to net revenues for 2008 as compared to 2007 results primarily from weaker than anticipated revenue production from certain business lines in which a minimum level of compensation costs are necessary in order to maintain appropriate personnel levels for competitiveness, as well as commission-based compensation paid in respect of revenue production in certain divisions where revenues include substantial trading losses. Additionally, while we have sizably reduced our employee headcount at year end as compared to the beginning of 2008, during the year we made significant hires both domestically and internationally in connection with expanding our mortgage, corporate bond and international equity trading capabilities, which temporarily increases compensation costs as production revenues build. These key hires allow us to selectively take advantage of the dislocation in the markets in certain sectors and enhance our business mix and product offering capabilities.
     2007 v. 2006 — Compensation and benefits expense, including the amortization of previously awarded restricted stock and RSUs increased $155.1 million, or 20%, to a total of $946.3 million as compared to $791.3 million for 2006. Employee headcount increased 13% from 2,275 at December 31, 2006 to 2,568 at December 31, 2007. The increase in compensation and benefits expense was driven by increased business activities and growth initiatives, both domestically and internationally. Specifically, during 2007 we hired certain senior level employees as part of our growth initiatives. Compensation and benefits expense for 2007 also reflects an increase in amortization expense of share-based awards from prior years as compared to 2006 as compensation policy changes in 2005 caused greater amounts of share-based awards to be issued to senior level employees as compared to cash compensation.
     Additional information relating to issuances pursuant to our employee share-based compensation plans is contained in Consolidated Statements of Changes in Stockholders’ Equity on page 56, Share-Based Compensation included in Note 1 of the Notes to the Consolidated Financial Statements, and Compensation Plans included in Note 22 of the Notes to the Consolidated Financial Statements.
Non-Compensation Expense
     2008 v. 2007 — Non-compensation expenses were $449.0 million for 2008, a 19% increase as compared to 2007, which reflects increased technology and communications costs consistent with our expanding business activities and trading platforms, as well as other significant costs incurred in 2008. Included within Other non-interest expenses are $8 million in non-recoverable legal fees for investment banking transactions that did not close and other bad debt expense items for which we have fully reserved at year end. Additionally, during 2008 we recognized costs incurred in the unwinding of securities lending transactions with Lehman Brothers, Inc. and Landsbankinn as counterparties and other credit losses attributed to exposures from Lehman Brothers totaling approximately $20.7 million and we recognized reorganization costs for fixed asset write-offs and lease exit costs of $0.7 million as part of our announced office closings and other structural changes.
     2007 v. 2006 — Non-compensation expenses were $376.0 million for 2007 versus $317.7 million for 2006, an increase of 18%. The increase in non-personnel expenses is consistent with our revenue growth and primarily attributable to increased compliance, technology and communications costs as well as increased occupancy related to the expansion of our London and New York offices.
(Loss) / Earnings before Income Taxes
     Loss before income taxes was $880.3 million for 2008 down from earnings before income taxes of $241.5 million and $348.7 million for 2007 and 2006, respectively.
Income Taxes
     The provision for income taxes totaled a tax benefit of $290.2 million, tax expense of $93.2 million and tax expense of $137.5 million for 2008, 2007 and 2006, respectively. The provision for income taxes resulted in effective tax rates of 33.0%, 38.6% and 39.4%, respectively. The decrease in our effective tax rate for the year ended December 31, 2008 as compared to 2007 was as a result of the net loss for the year. The change in effective tax rates in 2007 and 2006 rate is due to (1) the noncontrolling interest holdings in JHYH which are not taxed at the Jefferies Group level, (2) a decrease in state and local income taxes and (3) return to provision adjustments for amounts previously deemed to be non-deductible.
(Loss) Earnings per Common Share
     Diluted net loss per common share was $3.27 for 2008 on 166,163,000 shares compared to diluted earnings per share of $0.92 for 2007 on 141,903,000 shares and $1.36 per share on 138,670,000 shares for 2006. The diluted earnings per share calculation for 2006 included an addition of $3.5 million to net earnings for preferred dividends.

Convertible preferred stock dividends were not included in the calculation of diluted (loss) earnings per share for the year ended December 31, 2008 and 2007 due to their anti-dilutive effect on (loss) earnings per share.
Mortgage and Lending Related Trading Exposures
     We have exposure to residential mortgage-backed securities through our fixed income mortgage- and asset-backed sales and trading business and exposure to other credit products through our corporate lending and investing activities.
     The following table provides a summary of these exposures as of December 31, 2008 and December 31, 2007 (in millions):

	December 31, 2008	December 31, 2007

Residential mortgage-backed agency securities (1)	$952	$27
TBA securities (2)	(534)	—

Net agency residential mortgage-backed security exposure (2)	418	27
Prime mortgage-backed securities (3)	20
Alt-A mortgage-backed securities (4)	74	—
Subprime mortgage-backed securities (4)	30	—
Other asset-backed securities (4)	3	—

Total mortgage- and asset-backed security exposure	$545	$27

Corporate loans (5)	$95.2	$—
Collateralized loan obligations (“CLOs”) certificates (6)	$6.3	$49.5
Indirect investments in CLOs (7)	$1.1	$16.4
Mortgage- and asset backed securities at December 31, 2008 were purchased during the second half of 2008. Additionally, we have executed interest rate derivatives to reduce certain interest rate risk exposure arising from the above instruments.

(1)	Residential mortgage-backed agency securities are represented at fair value and classified within Financial Instruments Owned in our Consolidated Statements of Financial Condition and represent securities issued by government sponsored entities backed by mortgage loans with an implicit guarantee from the U.S. government as to payment of principal and interest. These assets are classified within Level 2 of the fair value hierarchy.

(2)	Our exposure to residential mortgage-backed agency securities is reduced through the forward sale of such securities as represented by the notional amount of outstanding TBA securities at December 31, 2008. Such contracts are accounted for as derivatives with a fair value of $1.7 million at December 31, 2008, which are included in Financial Instruments Sold, Not Yet Purchased in our Consolidated Statements of Financial Condition and are classified in Level 2 of the fair value hierarchy.

(3)	Prime mortgage-backed securities are presented at fair value, are classified within Level 2 of the fair value hierarchy and included within Financial Instruments Owned in our Consolidated Statements of Financial Condition.

(4)	Alt-A mortgage-backed securities are backed by mortgage loans which are categorized between prime mortgage loans and subprime mortgage loans due to certain underwriting and other loan characteristics. Subprime mortgage-backed securities are backed by mortgage loans secured by real property made to a borrower with diminished, impaired or limited credit history. Amounts at December 31, 2008 are presented at their fair value, are classified within Level 3 of the fair value hierarchy and included within Financial Instruments Owned in our Consolidated Statements of Financial Condition.

(5)	Corporate loans represent primarily senior unsecured bank loans purchased or issued in connection with our trading and investing activities are presented at fair value as included within Financial Instruments Owned in our Consolidated Statements of Financial Condition and are classified within Level 3 of the fair value hierarchy at December 31, 2008.

(6)	We own interests consisting of various classes of senior, mezzanine and subordinated notes in CLO vehicles which are comprised of corporate senior secured loans, unsecured loans and high yield bonds, of which $2.1 million are reported at fair value and included within Financial Instruments Owned in our Consolidated Statements of Financial Condition and classified within Level 3 of the fair value hierarchy and $4.2 million are accounted for at fair value and included in Investments in Managed Funds in our Consolidated Statements of Financial Condition. At December 31, 2007,

approximately $32.8 million of our interests consisted of a warehouse loan to a CLO, which was subsequently repaid from the proceeds of the issuance of CLO interests to third parties and to us.

(7)	Through our equity method investment in Jefferies Finance, Inc. we have an indirect interest in certain CLOs and warehouse loans to CLOs comprised of corporate senior secured loans, unsecured loans and high yield bonds.
     Of our prime, Alt-A and subprime mortgage-backed securities and other asset-backed securities at December 31, 2008, the following table provides further information regarding the credit ratings of the securities and the issue date of the securities:

	Credit Ratings
					Below
				BBB+ to	Investment
Vintage year	AAA	AA+ to AA-	A+ to A-	BBB-	Grade	Fair Value
2007	$19.1	$1.7	—	$0.3	$3.3	$24.4
2006	$23.5	$0.3	$1.4	$1.7	$3.8	$30.7
2005	$37.8	$0.8	$2.2	$0.9	$1.2	$42.9
2004 and prior	$24.5	$0.8	$1.5	$1.4	$0.5	$28.7

Total	$104.9	$3.6	$5.1	$4.3	$8.8	$126.7

Liquidity, Financial Condition and Capital Resources
     Our Chief Financial Officer and Treasurer are responsible for developing and implementing our liquidity, funding and capital management strategies. These policies are determined by the nature of our day to day business operations, business growth possibilities, regulatory obligations, and liquidity requirements.
     Recent market conditions have been, and continue to be, volatile, with tightening in the availability of funding with illiquid credit markets and wider credit spreads. Lending within the interbank market has been reduced and concerns as to counterparty stability have led to further reduction in available borrowings from institutional investors and lenders. We have no scheduled maturities on our long-term borrowings until 2012, nominal short-term borrowings and significant cash balances on hand. We continue to actively manage our liquidity profile and counterparty relationships given current credit market conditions.
     Our actual level of capital, total assets, and financial leverage are a function of a number of factors, including, asset composition, business initiatives, regulatory requirements and cost availability of both long term and short term funding. We have historically maintained a highly liquid balance sheet, with a substantial portion of our total assets consisting of cash, highly liquid marketable securities and short-term receivables, arising principally from traditional securities brokerage activity. The highly liquid nature of these assets provides us with flexibility in financing and managing our business.
Liquidity
     The following are financial instruments that are cash and cash equivalents or are deemed by management to be generally readily convertible into cash, marginable or accessible for liquidity purposes within a relatively short period of time (in thousands of dollars):

	December 31, 2008	December 31, 2007

Cash and cash equivalents:
Cash in banks	$765,056	$248,174
Money market investments	529,273	649,698

Total cash and cash equivalents	1,294,329	897,872
Cash and securities segregated (1)	1,151,522	614,949

	$2,445,851	$1,512,821

(1)	Consists of deposits at exchanges and clearing organizations, as well as deposits in accordance with Rule 15c3-3 of the Securities Exchange Act of 1934, which subjects Jefferies, as a broker dealer carrying client accounts, to requirements related to maintaining cash or qualified securities in a segregated reserve account for the exclusive benefit of its clients.
     Bank loans represent short-term borrowings that are payable on demand and generally bear interest at a spread over the federal funds rate. We had no outstanding secured bank loans as of December 31, 2008 and 2007. Unsecured bank loans are typically overnight loans used to finance financial instruments owned or clearing related balances. We had $-0- and $280.4 million of outstanding unsecured bank loans as of December 31, 2008 and 2007, respectively. Average daily bank loans for the years ended December 31, 2008 and 2007 were $94.9 million and $267.1 million, respectively.
     A substantial portion of our assets are liquid, consisting of cash or assets readily convertible into cash. The majority of securities positions (both long and short) in our trading accounts are readily marketable and actively traded. In addition, receivables from brokers and dealers are primarily current open transactions, margin deposits or securities borrowed transactions, which are typically settled or closed out within a few days. Receivable from customers includes margin balances and amounts due on transactions in the process of settlement. Most of our receivables are secured by marketable securities.
     Our assets are funded by equity capital, senior debt, mandatorily redeemable convertible preferred stock, securities loaned, securities sold under agreements to repurchase, customer free credit balances, bank loans and other payables. Bank loans represent temporary (usually overnight) secured and unsecured short-term borrowings, which are generally payable on demand. We have arrangements with various banks for financing of up to $718.4 million, including $623.0 million of bank loans and $95.4 million of letters of credit. Of the $718.4 million of uncommitted lines of credit, $468.4 million is unsecured and $250.0 million is secured. Secured amounts are collateralized by a combination of customer, non-customer and firm securities. Letters of credit are used in the normal course of business mostly to satisfy various collateral requirements in lieu of depositing cash or securities.
Liquidity Management Policies
The primary goal of our liquidity management activities is to ensure adequate funding over a range of market environments. The key objectives of the liquidity management framework are to support the successful execution of our business strategies while ensuring sufficient liquidity through the business cycle and during periods of financial distress. Our liquidity management policies are designed to mitigate the potential risk that we may be unable to access adequate financing to service our financial obligations without material franchise or business impact.
The principal elements of our liquidity management framework are the Funding Action Plan and the Cash Capital Policy.
•	Funding Action Plan. The Funding Action Plan models a potential liquidity contraction over a one-year time period. Our funding action plan model scenarios incorporate potential cash outflows during a liquidity stress event, including, but not limited to, the following: (a) repayment of all unsecured debt maturing within one year and no incremental unsecured debt issuance; (b) maturity roll-off of outstanding letters of credit with no further issuance and replacement with cash collateral; (c) higher margin requirements on or lower availability of secured funding; (d) client cash withdrawals; (e) the anticipated funding of outstanding investment commitments and (f) certain accrued expenses and other liabilities and fixed costs.

•	Cash Capital Policy. We maintain a cash capital model that measures long-term funding sources against requirements. Sources of cash capital include our equity, preferred stock and the non-current portion of long-term borrowings. Uses of cash capital include the following: (a) illiquid assets such as buildings, equipment, goodwill, net intangible assets, exchange memberships, deferred tax assets and certain investments; (b) a portion of securities inventory that is not expected to be financed on a secured basis in a credit-stressed environment (i.e., margin requirements) and (c) drawdowns of unfunded commitments. We seek to maintain a surplus cash capital position. Our equity capital of $2,409.1 million, mandatorily redeemable convertible preferred stock of $125.0 million, mandatorily redeemable preferred interest of consolidated subsidiaries of $280.9 million and long-term borrowings (debt obligations scheduled to mature in more than 12 months) of

$1,764.3 million comprise our total capital of $4,579.3 million as of December 31, 2008, which exceeded cash capital requirements.
Analysis of Financial Condition and Capital Resources
Financial Condition
     As previously discussed, we have historically maintained a highly liquid balance sheet, with a substantial portion of our total assets consisting of cash, highly liquid marketable securities and short-term receivables, arising principally from traditional securities brokerage activity. Total assets decreased $9,815.1 million, or 33%, from $29,793.8 million at December 31, 2007 to $19,978.7 million at December 31, 2008 primarily due to decreased reverse repurchase agreement activity and a decrease in the level of our financial instruments owned inventory. Our financial instruments owned, including securities pledged to creditors, decreased $945.5 million, while our financial instruments sold, not yet purchased also decreased by $580.4 million to $2,749.6 million at December 31, 2008. Our securities borrowed and securities purchased under agreements to resell decreased by $9,535.5 million, or 48%, while our securities loaned and securities sold under agreements to repurchase decreased $9,020.1 million, or 47%.
     The following table sets forth book value, pro forma book value, tangible book value and pro forma tangible book value per share (dollars in thousands, except per share data):

	December 31, 2008	December 31, 2007

Common Stockholders’ equity	$2,121,271	$1,761,544
Less: Goodwill	(358,837)	(344,063)

Tangible common stockholders’ equity	$1,762,434	$1,417,481

Shares outstanding	163,216,038	124,453,174
Outstanding restricted stock units (5)	34,260,077	32,125,316

Adjusted shares outstanding	197,476,115	156,578,490

Common book value per share (1)	$13.00	$14.15

Pro forma common book value per share (2)	$10.74	$11.25

Tangible common book value per share (3)	$10.80	$11.39

Pro forma tangible common book value per share (4)	$8.92	$9.05

(1)	Common book value per share equals stockholders’ equity divided by common shares outstanding.

(2)	Pro forma common book value per share equals common stockholders’ equity divided by common shares outstanding adjusted for outstanding restricted stock units.

(3)	Tangible common book value per share equals tangible common stockholders’ equity divided by common shares outstanding.

(4)	Pro forma tangible common book value per share equals tangible common stockholders’ equity divided by common shares outstanding adjusted for outstanding restricted stock units.

(5)	Outstanding restricted stock units, which give the recipient the right to receive common shares at the end of a specified deferral period, are granted in connection with our share-based employee incentive plans and include both awards that contain future service requirements and awards for which the future service requirements have been met.
Tangible common stockholders’ equity, tangible common book value per share, pro forma common book value per share and pro forma tangible common book value per share are “non-GAAP financial measures.” A “non-GAAP financial measure” is a numerical measure of financial performance that includes adjustments to the most directly comparable measure calculated and presented in accordance with GAAP, or for which there is no specific GAAP guidance. We calculate tangible stockholders’ equity as stockholders’ equity less intangible assets, specifically goodwill. Goodwill is subtracted from stockholders’ equity in determining tangible stockholders’ equity as we believe that goodwill does not constitute an operating asset, which can be deployed in a liquid manner. We calculate tangible book value per share by dividing tangible stockholders’ equity by common stock outstanding. We calculate pro common forma book value per share as stockholders’ equity divided by common shares outstanding adjusted for outstanding restricted stock units. We calculate pro forma tangible common book value per share by dividing tangible common stockholders’ equity by common shares outstanding adjusted for outstanding restricted stock units. We believe the adjustment to shares outstanding for outstanding restricted stock units reflects potential economic claims on our net assets enabling shareholders to better assess their standing with respect to our financial condition. Valuations of financial companies are often measured as a multiple of tangible common stockholders’ equity, inclusive of any dilutive effects, making these ratios, and changes in these ratios, a meaningful measurement for investors.
     On December 30, 2008 we granted 5,138,821 shares of restricted stock as part of year-end compensation. The closing price of our common stock was $13.80 on December 30, 2008. We expect to issue the shares of restricted stock during the first quarter of 2009, which will increase shares outstanding. In January 2009, we repurchased approximately 4.3 million shares of our common stock in the open market at an average price of $13.00 per share.
     In February 2006, we issued $125.0 million of our Series A convertible preferred stock to Massachusetts Mutual Life Insurance Company (“MassMutual”). As of December 31, 2008, our Series A convertible preferred stock is convertible into 4,105,138 shares of our common stock at an effective conversion price of approximately $30.45 per share
Capital Resources
     We had total long-term capital of $4.6 billion and $4.3 billion resulting in a long-term debt to equity capital ratio of 90% and 112%, at year end 2008 and 2007, respectively. Our total capital base as of December 31, 2008 and 2007 was as follows (in thousands):

	December 31,	December 31,
	2008	2007

Long-Term Debt	$1,764,274	$1,764,067
Mandatorily Redeemable Convertible Preferred Stock	125,000	125,000
Mandatorily Redeemable Preferred Interest of Consolidated Subsidiaries	280,923	354,316
Total Stockholders’ Equity	2,409,076	2,010,924

Total Capital	$4,579,273	$4,254,307

     Our ability to support increases in total assets is largely a function of our ability to obtain short-term secured and unsecured funding, primarily through securities lending, and through our $718.4 million of uncommitted secured and unsecured bank lines. Our ability is further enhanced by the cash proceeds from our $600 million senior unsecured debt issuance in June 2007 and the sale of 26,585,310 shares of our common stock to Leucadia National Corporation in April 2008 (see Note 1, “Organization and Summary of Significant Accounting Policies,” to the consolidated financial statements for additional discussion). We had no outstanding secured bank loans as of December 31, 2008 and December 31, 2007, respectively, and we had $-0- and $280.4 million of outstanding unsecured bank loans as of December 31, 2008 and December 31, 2007, respectively. We did not declare dividends to be paid during the third or fourth quarter of 2008.
     At December 31, 2008, our senior long-term debt, net of unamortized discount, consisted of contractual principal payments (adjusted for amortization) of $492.4 million, $346.3 million, $348.7 million, $248.6 million and $328.2 million due in 2036, 2027, 2016, 2014 and 2012, respectively. At December 31, 2008, contractual interest payment obligations related to our senior long-term debt are $113.0 million for each of the years 2009 through 2011, $93.0 million for 2012 and $1,128.9 million for all of the remaining periods after 2012.
     We rely upon our cash holdings and external sources to finance a significant portion of our day-to-day operations. Access to these external sources, as well as the cost of that financing, is dependent upon various factors, including our debt ratings. Our current debt ratings are dependent upon many factors, including industry dynamics, operating and economic environment, operating results, operating margins, earnings trend and volatility, balance sheet composition, liquidity and liquidity management, our capital structure, our overall risk management, business diversification and our market share and competitive position in the markets in which we operate. Deteriorations in any of these factors could impact our credit ratings thereby increasing the cost of obtaining funding and impacting certain trading revenues, particularly where collateral agreements are referenced to our external credit ratings.
     Our long-term debt ratings are as follows:

Rating

Moody’s Investors Services	Baa2
Standard and Poor’s	BBB
Fitch Ratings	BBB
Net Capital
     Jefferies, Jefferies Execution and Jefferies High Yield Trading are subject to the net capital requirements of the SEC and other regulators, which are designed to measure the general financial soundness and liquidity of broker-dealers. Jefferies, Jefferies Execution and Jefferies High Yield Trading use the alternative method of calculation.
     As of December 31, 2008, Jefferies, Jefferies Execution and Jefferies High Yield Trading’s net capital and excess net capital were as follows (in thousands of dollars):

	Net Capital	Excess Net Capital
Jefferies	$710,906	$691,478
Jefferies Execution	$8,688	$8,438
Jefferies High Yield Trading	$545,522	$545,272

Contractual Obligations and Commitments
     The tables below provide information about our commitments related to debt obligations, leases, and investments and guarantees as of December 31, 2008. For debt obligations, leases and investments, the table presents principal cash flows with expected maturity dates.

	Expected Maturity Date
						After
	2009	2010	2011	2012	2013	2013	Total
	(Dollars in Millions)
Debt obligations:
Senior notes	—	—	—	$325.0	—	$1,450.0	$1,775.0
Mandatorily redeemable convertible preferred stock	—	—	—	—	—	$125.0	$125.0

Leases:
Gross lease commitments	$43.2	$42.7	$40.5	$36.7	$35.1	$138.9	$337.1
Sub-leases	$7.2	$6.7	$5.7	$5.5	$5.6	$9.2	$39.9
Net lease commitments	$36.0	$36.0	$34.8	$31.2	$29.5	$129.7	$297.2

Bank credit	—	$18.0	—	$18.0	—	—	$36.0
Equity commitments	$0.1	$250.0	—	$2.0	$1.4	$171.0	$424.5
Loan commitments	$168.9	$5.0	—	—	$0.2	—	$174.1
Derivative contracts- non credit related	$896.1	$42.8	$14.5	—	$2.9	—	$956.3
Derivative contracts- credit related	—	—	—	$5.0	—	—	$5.0
     In accordance with FIN No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements or Guarantees, Including Indirect Guarantees of Indebtedness of Others, certain derivative contracts meet the definition of a guarantee under FIN 45 and are therefore included in the above table. For additional information on these commitments, see Note 16, “Commitments, Contingencies and Guarantees,” to the consolidated financial statements.
     In the normal course of business we engage in other off-balance sheet arrangements, including derivative contracts. Neither derivatives’ notional amounts nor underlying instrument values are reflected as assets or liabilities in on our consolidated Statements of Financial Condition. Rather, the fair value of derivative contracts are reported in the consolidated Statements of Financial Condition as Financial instruments owned — derivative contracts or Financial instruments sold, not yet purchased — derivative contracts as applicable. Derivative contracts are reflected net of cash paid or received pursuant to credit support agreements and are reported on a net-by-counterparty basis when a legal right of offset exists under an enforceable master netting agreement. For additional information about our accounting policies and our derivative activities see Note 1, “Organization and Summary of Significant Accounting Policies,” and Note 4, “Financial Instruments,” to the consolidated financial statements.
     We are routinely involved with variable interest entities (“VIEs”) and qualifying special purpose entities (“QSPEs”) in connection with our mortgage-backed securities securitization activities. As December 31, 2008, we did not have any ongoing involvement with or commitments to purchase assets from QSPEs. For additional information regarding our involvement with VIEs, see Note 20, “Securitization Activities and Variable Interest Entities,” to the consolidated financial statements.
     In January 2009, we purchased approximately $56.5 million of specified auction rate securities from certain individual customers at par value.
     Due to the uncertainty regarding the timing and amounts that will ultimately be paid, our liability for unrecognized tax benefits has been excluded from the above contractual obligations table. See Note 9 to the Consolidated Financial Statements for further information on FIN 48.

Leverage Ratios
     The following table presents total assets, adjusted assets, total stockholders’ equity and tangible stockholders’ equity with the resulting leverage ratios as of December 31, 2008 and December 31, 2007:

	December 31, 2008	December 31, 2007

Total assets	$19,978,685	$29,793,817
Deduct: Securities borrowed	(9,011,903)	(16,422,130)
Securities purchased under agreements to resell	(1,247,002)	(3,372,294)

Add: Financial instruments sold, not yet purchased	2,749,567	3,329,966
Less derivative liabilities	(220,738)	(327,076)

Subtotal	2,528,829	3,002,890
Deduct: Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	(1,151,522)	(614,949)
Goodwill	(358,837)	(344,063)

Adjusted assets	$10,738,250	$12,043,271

Total stockholders’ equity	$2,409,076	$2,010,924
Deduct: Goodwill	(358,837)	(344,063)

Tangible stockholders’ equity	$2,050,239	$1,666,861

Leverage ratio (1)	8.3	14.8

Adjusted leverage ratio (2)	5.2	7.2

(1)	Leverage ratio equals total assets divided by total stockholders’ equity.

(2)	Adjusted leverage ratio equals adjusted assets divided by tangible stockholders’ equity.
Adjusted assets excludes certain assets that are considered self-funded and, therefore, of lower risk, which are generally financed by customer liabilities through our securities lending activities. We view the resulting measure of adjusted leverage as a more relevant measure of financial risk when comparing financial services companies.
Risk Management
     Risk is an inherent part of our business and activities. The extent to which we properly and effectively identify, assess, monitor and manage each of the various types of risk involved in our activities is critical to our financial soundness and profitability. We seek to identify, assess, monitor and manage the following principal risks involved in our business activities: market, credit, operational, legal and compliance, new business, reputational and other. Risk management is a multi-faceted process that requires communication, judgment and knowledge of financial products and markets. Senior management takes an active role in the risk management process and requires specific administrative and business functions to assist in the identification, assessment and control of various risks. Our risk management policies, procedures and methodologies are fluid in nature and are subject to ongoing review and modification.
     Market Risk. The potential for changes in the value of financial instruments is referred to as market risk. Our market risk generally represents the risk of loss that may result from a change in the value of a financial instrument as a result of fluctuations in interest rates, credit spreads, equity prices, commodity prices and foreign exchange rates, along with the level of volatility. Interest rate risks result primarily from exposure to changes in the yield curve, the volatility of interest rates, and credit spreads. Equity price risks result from exposure to changes in prices and volatilities of individual equities, equity baskets and equity indices. Commodity price risks result from exposure to the changes in prices and volatilities of individual commodities, commodity baskets and commodity indices. We make dealer markets in equity securities, debt securities and commodities. We attempt to hedge our exposure to market risk by managing our net long or short positions. Due to imperfections in correlations, gains and losses can occur even for positions that are hedged. Position limits in trading and inventory accounts are established and monitored on an ongoing basis. Each day, consolidated position and exposure reports are prepared and distributed to various levels of management, which enable management to monitor inventory levels and results of the trading groups.
     Credit Risk. Credit risk represents the loss that we would incur if a client, counterparty or issuer of financial instruments, such as securities and derivatives, held by us fails to perform its contractual obligations. We follow industry practices to reduce credit risk related to various trading, investing and financing activities by obtaining and maintaining collateral. We adjust margin requirements if we believe the risk exposure is not appropriate based on market conditions. Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, we may purchase the underlying security in the market and seek reimbursement for losses from the counterparty in accordance with standard industry practices.
     Operational Risk. Operational risk generally refers to the risk of loss resulting from our operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in our operating systems, business disruptions and inadequacies or breaches in our internal control processes. Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies. In addition, the transactions we process have become increasingly complex. If any of our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses.
     We also face the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and manage our exposure to risk.
     In addition, despite the contingency plans we have in place, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business.
     Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.
     Legal and Compliance Risk. Legal and compliance risk includes the risk of non-compliance with applicable legal and regulatory requirements. We are subject to extensive regulation in the different jurisdictions in which we conduct our business. We have various procedures addressing issues such as regulatory capital requirements, sales and trading practices, use of and safekeeping of customer funds, credit granting, collection activities, anti-money laundering and record keeping. We also maintain an anonymous hotline for employees or others to report suspected inappropriate actions by us or by our employees or agents.
     New Business Risk. New business risk refers to the risks of entering into a new line of business or offering a new product. By entering a new line of business or offering a new product, we may face risks that we are unaccustomed to dealing with and may increase the magnitude of the risks we currently face. We review proposals for new businesses and new products to determine if we are prepared to handle the additional or increased risks associated with entering into such activities.
     Reputational Risk. We recognize that maintaining our reputation among clients, investors, regulators and the general public is an important aspect of minimizing legal and operational risks. Maintaining our reputation depends on a large number of factors, including the selection of our clients and the conduct of our business activities. We seek to maintain our reputation by screening potential clients and by conducting our business activities in accordance with high ethical standards.
     Other Risk. Other risks encountered by us include political, regulatory and tax risks. These risks reflect the potential impact that changes in local and international laws and tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, we continuously review new and pending regulations and legislation and participate in various industry interest groups.
Accounting and Regulatory Developments
FASB 141R. In December 2007, the FASB issued FASB 141 (revised 2007), Business Combinations (“FASB 141R”). Under FASB 141R, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies and contingent consideration measured at their fair value at the acquisition date for any business combination consummated after the effective date. It further requires that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, we will apply the provisions of FASB 141R to business combinations occurring after January 1, 2009. Adoption of FASB 141R will not affect our financial condition, results of operations or cash flows, but may have an effect on accounting for future business combinations.
FASB 160. In December 2007, the FASB issued FASB 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“FASB 160”). FASB 160 requires an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. We adopted FASB 160 on January 1, 2009. Refer to Note 11 for further discussion on the adoption of FASB 160.
FSP FAS 140-3. In February 2008, the FASB issued FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP FAS 140-3”). FSP FAS 140-3 requires an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously or in contemplation of the initial transfer to be evaluated as a linked transaction under FASB 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“FASB No. 140”) unless certain criteria are met. FSP FAS 140-3 is effective for fiscal years beginning after November 15, 2008. FSP FAS 140-3 is to be applied prospectively for new transactions entered into after the adoption date. The adoption of FSP FAS 140-3 did not have a material effect on financial condition or cash flows; and adoption of FSP FAS 140-3 had no effect on our results of operations.
FASB 161. In March 2008, the FASB issued FASB 161, Disclosures about Derivative Instruments and Hedging Activities (“FASB 161”). FASB 161 amends and expands the disclosure requirements of FASB 133, Accounting for Derivative Instruments and Hedging Activities, and requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts and disclosures about credit-risk-related contingent features in derivative agreements. FASB 161 is effective for the fiscal years and interim periods beginning after November 15, 2008. Accordingly, we adopted FASB 161 effective January 1, 2009. Since FASB 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of FASB 161 will not affect our financial condition, results of operations or cash flows.
FSP APB 14-1. In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants and specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for fiscal years and interim periods beginning after December 31, 2008. The adoption of FSP APB 14-1 did not have an effect on our financial condition and results of operations.
FSP EITF 03-6-1. In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in FASB 128, Earnings per Share. Under FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. FSP EITF 03-6-1 is effective for fiscal years and interim periods beginning after December 31, 2008. Accordingly, we adopted FSP EITF 03-6-1 on January 1, 2009. All prior-period EPS data presented has been adjusted to comply with the provisions of FSP EITF 03-6-1. The adoption of FSP EITF 03-6-1 reduced previously reported Basic EPS from a loss of $3.23 to a loss of $3.27 for the year ended December 31, 2008, from earnings of $1.02 to earnings of $0.93 for the year ended December 31, 2007, and from earnings of $1.54 to earnings of $1.38 for the year ended December 31, 2006. The adoption of FSP EITF 03-6-1 reduced previously reported Diluted EPS from a loss of $3.23 to a loss of $3.27 for the year ended December 31, 2008, from earnings of $0.97 to a earnings of $0.92 for the year ended December 31, 2007, and from earnings of $1.42 to earnings of $1.36 for the year ended December 31, 2006.
FSP FAS 133-1 and FIN 45-4. In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP FAS 133-1 and FIN 45-4”). FSP FAS 133-1 and FIN 45-4 require enhanced disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument, and require additional disclosure about the current status of the payment/performance risk of a guarantee. We adopted FSP FAS 133-1 and FIN 45-4 for our year end consolidated financial statements as of December 31, 2008. Since FSP FAS 133-1 and FIN 45-4 require only additional disclosures, the adoption did not have an effect on our financial condition, results of operations or cash flows.
FSP FAS 157-3. In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is not Active (“FSP FAS 157-3”). FSP FAS 157-3 is consistent with the joint press release the FASB issued with the Securities and Exchange Commission on September 30, 2008, which provides general clarification guidance on determining fair value under FASB 157 when markets are inactive. FSP FAS 157-3 specifically addresses the use of judgment in determining whether a transaction in a dislocated market represents fair value, the inclusion of market participant risk adjustments when an entity significantly adjusts observable market data based on unobservable inputs, and the degree of reliance to be placed on broker quotes or pricing services. FSP FAS 157-3 was effective immediately upon issuance and did not have an effect on our financial condition, results of operations or cash flows.
FSP FAS 140-4 and FIN 46(R)-8. In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 require public entities to provide additional disclosures about transfers of financial assets and require public enterprises to provide additional disclosures about their involvement with variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 were adopted for our year end consolidated financial statements as of December 31, 2008 and did not affect our financial condition, results of operations or cash flows as it requires only additional disclosures.